Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-248755 on Form S-8 of our reports dated March 29, 2023 (November 2, 2023, as to the effects of the restatement discussed in Note 2), relating to the financial statements of The Lovesac Company and the effectiveness of The Lovesac Company's internal control over financial reporting appearing in this Annual Report on Form 10-K/A for the year ended January 29, 2023.
/s/ Deloitte & Touche LLP
Stamford, CT
November 30, 2023